                             USA BIOMASS CORPORATION
                              52300 ENTERPRISE WAY
                           COACHELLA, CALIFORNIA 92236






                                                                   May 17, 1999



To Our Stockholders:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of USA Biomass Corporation (the "Company") which will be held at 10:00 a.m., Pacific Daylight Time, on Friday, June 18, 1999, at the Miramonte Resort, 76-477 Highway 111, Indian Wells, California 92210 (the "Annual Meeting"). All holders of the Company's outstanding Common Stock as of April 21, 1999 are entitled to vote at the Annual Meeting.

     Enclosed is a copy of the Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy Card. A current report on the business operations of the Company will be presented at the meeting, and the stockholders will have an opportunity to ask questions.

     We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete, sign, date and return the Proxy Card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.



                                            Sincerely,

                                            /s/ Robin Swanson

                                            Robin Swanson
                                            Secretary

                             USA BIOMASS CORPORATION
                              52300 ENTERPRISE WAY
                           COACHELLA, CALIFORNIA 92236

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON FRIDAY, JUNE 18, 1999

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of USA Biomass Corporation, a Delaware corporation (the "Company"), will be held at 10:00 a.m., Pacific Daylight Time, on Friday, June 18, 1999, at the Miramonte Resort, 76-477 Highway 111, Indian Wells, California 92210 (the "Annual Meeting") for the following purposes:

     1.  To elect a Board of Directors of nine members;

     2. To ratify the selection of Kelly & Company to audit the financial statements of the Company for the fiscal year beginning January 1, 1999; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 21, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and all adjourned meetings thereof.


                                           By Order of the Board of Directors

                                           /s/ Robin Swanson

                                           Robin Swanson
                                           Secretary

Dated: May 17, 1999

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                             USA BIOMASS CORPORATION
                              52300 ENTERPRISE WAY
                           COACHELLA, CALIFORNIA 92236


                                 PROXY STATEMENT

                       1999 ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON FRIDAY, JUNE 18, 1999



                                VOTING AND PROXY

     This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of USA Biomass Corporation, formerly AMCOR Capital Corporation (the "Company"), for use at the 1999 Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Daylight Time, on Friday, June 18, 1999, at the Miramonte Resort, 76-477 Highway 111, Indian Wells, California 92210 (the "Annual Meeting"), and at any adjournments thereof. When such proxy is properly executed and returned, the shares it represents will be voted in accordance with any directions noted thereon. If no specification is indicated, shares of the Company's Common Stock will be voted "for" the election as directors of the nine nominees listed thereon. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by written notice to the Secretary of the Company, by issuance of a subsequent proxy or by voting at the Annual Meeting in person.

     At the close of business on April 21, 1999, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, the Company had issued and outstanding 7,783,988 shares of Common Stock. Each share of Common Stock entitles the holder of record thereof to one vote on any matter coming before the Annual Meeting. Only stockholders of record at the close of business on April 21, 1999 are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.

     Under Delaware law and the Company's Bylaws, a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of stockholders. The election of each of the nine nominees identified in this Proxy Statement will require the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

     Generally, if a quorum is present, the affirmative vote of a majority of the shares represented and voting on any other matter will constitute the act of the stockholders provided the number of shares voting in favor of any proposal equals at least a majority of the quorum. Although abstentions and "broker non-votes" are not counted either "for" or "against" any proposals, if the number of abstentions or "broker non-votes" results in the votes "for" a proposal not equaling at least a majority of the quorum required for the meeting, the proposal will not be approved. This will be the case even though the number of votes "for" the proposal exceeds the votes "against" the proposal.

     The Company will pay the expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. Proxies may be solicited personally, or by mail or by telephone, by directors, officers and regular employees of the Company who will not be additionally compensated therefor. It is anticipated that this proxy statement and accompanying proxy card will be mailed on or about May 24, 1999 to all stockholders entitled to vote at the Annual Meeting.

     The matters to be considered and acted upon at the Annual Meeting are referred to in the preceding notice and are more fully discussed below.

                              ELECTION OF DIRECTORS
                                  (Proposal 1)

     Directors are elected annually and hold office until the next annual meeting of stockholders or until their respective successors are elected and qualify. It is intended that the proxies solicited by the Board of Directors will be voted for election of the nine nominees listed below unless a contrary instruction is made on the proxy. If for any reason one or more of these nominees should be unavailable as a candidate for director, an event which is not anticipated, the person named in the accompanying proxy will vote for another candidate or candidates nominated by the Board of Directors. All of the nominees for director are, at present, directors of the Company.

     Each nominee's and other executive officers' name, age, office with the Company, if any, the year first elected as a director, if applicable, and certain biographical information regarding the nominees and other executive officers are set forth below:


              NAME                  AGE               POSITION                     DIRECTOR SINCE
              ----                  ---               --------                     --------------

         Fred H. Behrens            57      Chairman of the Board, Chief                1988
                                            Executive Officer and Director

         Robert A. Wright           62      President, Chief Operating Officer          1988
                                            and Director

         Eugene W. Tidgewell        49      Chief Financial Officer, Treasurer,         1999
                                            Vice President and Director

         Robin Swanson              43      Secretary                                   ----

         Marlene A. Tapie           43      Director                                    1988

         Dale P. Paisley            57      Director                                    1997

         Marlin T. McKeever         58      Director                                    1997

         Richard Mora               58      Director                                    1998

         Mike McDonald              58      Director                                    1998

         H. Glen Leason             74      Director                                    1999


NOMINEES FOR DIRECTORS

     FRED H. BEHRENS has served as the Chairman, the Chief Executive Officer, and a director of the Company since 1988 and previously served as Treasurer and Chief Financial Officer of the Company from 1990 to January 1998. Mr. Behrens has been actively involved with the Company and its affiliates since August 1979. From 1966 to 1971, Mr. Behrens was on the audit staff of Arthur Andersen
& Co.; between 1971 and 1973, he was a principal in a real estate development company; and from 1973 to August 1979, he was employed as a Vice President of an agricultural management company. Mr. Behrens holds a Bachelor of Science degree from the University of Minnesota School of Business Administration. Mr. Behrens is a general partner of Rancho California Partners II, a California limited partnership (the "Partnership"), which filed a voluntary Chapter 11 Reorganization Petition under the federal Bankruptcy Act to resolve certain issues with the Riverside County Tax Assessor's Office on or about March 20, 1996. The decision to file for reorganization was made to protect certain real property owned by the Partnership from foreclosure while the property was being reappraised. The issues raised in the Petition have been favorably resolved and the Partnership has dismissed the Petition.

     ROBERT A. WRIGHT has served as the President, the Chief Operating Officer, and a director of the Company since 1988. During the past 25 years Mr. Wright has been, and continues to be, a principal in and the President of a farm equipment and pre-fabricated metal building manufacturing company located in central Illinois. Mr. Wright also served as general partner or co-general partner for several agricultural real estate partnerships which were not organized by the Company or its affiliates. Mr. Wright holds a Bachelor of Science degree in Business (Management and Finance) from the University of Colorado. Mr. Wright is a general partner of the Partnership which filed a voluntary Chapter 11 Reorganization Petition under the federal Bankruptcy Act to resolve certain issues with the Riverside County Tax Assessor's Office on or about March 20, 1996. The decision to file for reorganization was made to protect certain real property owned by the Partnership from foreclosure while the property was being reappraised. The issues raised in the Petition have been favorably resolved and the Partnership has dismissed the Petition.

     MARLENE A. TAPIE has served as a director of the Company since 1988. Between 1979 and 1994, she served in various capacities including Vice President, Executive Secretary to the Chairman and Office Administrator. From 1992 through 1995, Ms. Tapie owned and operated a clothing company, Marlene & Company. In October 1994, she and her husband, Alan Tapie, a PGA golf professional, purchased a controlling interest in Buena Park Golf Center, a golf course and driving range located in Buena Park, California. Ms. Tapie also acts as Director of Operations for Morgan Rae, Inc., a publishing company located in Mission Viejo, California, which specializes in greeting cards and other paper gift items that are marketed and distributed worldwide.

     DALE P. PAISLEY has served as a director of the Company since February 1997. From December 1995 to April 1997, he was Chief Financial Officer and from September 1996 to April 1997, a director of TravelMax International, Inc. From May 1993 to December 1995, Mr. Paisley provided accounting and financial consulting services to Pacific Snax Corporation. From mid-1991 through mid-1993, Mr. Paisley was Chief Operating Officer of CMS Capital Ventures, a Newport Beach, California firm specializing in providing financial and asset-management services to the Resolution Trust Corporation and the Federal Deposit Insurance Corporation. During the past 5 years, Mr. Paisley has also provided financial consulting services to companies such as Telluride Management Solutions, Directors Mortgage Loan Company and Admor Memory Corporation. From 1977 to 1991, Mr. Paisley was a partner in the accounting firm of Coopers & Lybrand. Mr. Paisley directed that firm's mergers and acquisitions practice and was responsible for services provided to Shearson Lehman Brothers. Mr. Paisley holds a Bachelor of Arts degree in Accounting from San Diego State University and is a CPA. On August 15, 1997, a complaint for damages was filed by TravelMax International, Inc. in the Superior Court of Orange County, California which alleges that certain conduct by the therein specified defendants, including Mr. Paisley, purportedly resulted in damages to TravelMax International, Inc. in an unascertained amount, but believed to be in excess of $13,000,000. The causes of action alleged in that complaint against Mr. Paisley are (i) fraud, (ii) breach of fiduciary duty, (iii) negligence, (iv) conversion, (v) misappropriation of funds, (vi) money had and received, (vii) unjust enrichment, and (viii) determination of a constructive trust. Mr. Paisley denies the allegations specified in that complaint.

     MARLIN T. MCKEEVER has served as a director of the Company since February 1997. Mr. McKeever has been the Vice President of Sales at Andreini & Company, an insurance brokerage firm located in Orange County, California, since 1989. Prior to that Mr. McKeever was Vice President of another insurance brokerage firm, Johnson & Higgins, also located in Orange County, California. Mr. McKeever was also a professional football player with several teams, including the Los Angeles Rams, Minnesota Vikings and Washington Redskins, from 1961 through 1973. Mr. McKeever holds a Bachelors Degree in Finance from the University of Southern California, a Masters Degree in Business from the University of Southern California and has been licensed as an insurance broker in California since 1974.

     RICHARD MORA has served as a director of the Company since April 1998. From 1998 to the present, Mr. Mora has been an independent business consultant. Prior to that, Mr. Mora served as President and Chief Operating Officer of Coastcast Corporation from 1995 to 1998 and served as President and Chief Executive Officer of Coastcast Corporation during 1998. From 1992 to 1995, Mr. Mora was Chief Operating Officer of Pharmavite Corporation, a manufacturer and distributor of nutritional supplements. Prior to that, Mr. Mora had held various sales and management positions with Bergen Brunswig from 1969 to 1992. Mr. Mora holds a Bachelor of Arts Degree from Occidental College.

     MIKE MCDONALD has served as a director of the Company since June 1998. Mr. McDonald was employed by Baxter International of Deerfield, Illinois from 1967 to 1993, advancing from Sales Representative to Vice President, Sales and Sales Operations of that company's I.V. Systems Division. From 1991 to 1994, Mr. McDonald was President of CareMark Therapeutic Services, a division of Baxter International of Redlands, California. Mr. McDonald served as Vice President for Disease Management from 1994 when CareMark Therapeutic Services was spun off from Baxter International until 1997 when CareMark Therapeutic Services was acquired by MedPartners. Since that time, Mr. McDonald has been an independent business consultant. Mr. McDonald is on the Advisory Board of the University of Southern California School of Pharmacy and the Boards of Directors of InfoCare, Inc. and Millenium Health, Inc. Mr. McDonald holds a Bachelors Degree in Public Administration from the University of Southern California.

     EUGENE W. TIDGEWELL has served as the Chief Financial Officer and Treasurer and as a Vice President of the Company since January 1998 and has served as a Director of the Company since February 1999. Mr. Tidgewell was an audit manager at Kelly & Company, the Company's independent auditors, from 1989 to 1998. Mr. Tidgewell holds a Bachelor of Science Degree in Business Administration (Accounting) from the University of Notre Dame and is a Certified Public Accountant in the State of California.

     H. GLEN LEASON has served as a director of the Company since February 1999. >From 1984 to the present, Mr. Leason has served as a Senior Vice President with Torrey Pines Securities. Prior to that, Mr. Leason served in the United States Navy Submarine Service from 1943 to 1946, was a securities broker with Leason & Company in Chicago, Illinois from 1946 through 1960, eventually becoming Vice President for its initial public offering department in Newport Beach, California, was a Vice President in the initial public offering department at R.J. Henderson & Co. in Newport Beach, California from 1960 to 1966, was an Emerging Growth Stock Vice President with Jefferies & Co. in Newport Beach, California from 1966 until Jefferies & Co. was purchased in 1969, and rejoined Leason & Company as President until 1973. From 1973 to 1978, Mr. Leason retired and worked as a private consultant. From 1978 to 1984, Mr. Leason worked with Wedbush Securities and then with McDonald, Krieger & Bowyer in Beverly Hills, California. Mr. Leason completed various courses at Northwestern University and Loyola Marymount University-Chicago, is a registered representative with the NASD and holds a principal's license.

OTHER EXECUTIVE OFFICERS

     ROBIN SWANSON has served as Corporate Secretary of the Company since May 1996. Ms. Swanson is also the Company's Office Administrator. From 1993 to 1996, Ms. Swanson served as the Office Manager for Swanson Financial Group, LLP in Palm Desert, California. From 1982 to 1993, Ms. Swanson worked in the capacity of Executive Secretary and Office Manager in Houston, Texas for The Horne Company Realtors, Real Vest Corporation, Eastdil Realty, Inc. and Nevins, Inc. >From 1979 to 1982, Ms. Swanson served as Purchasing Agent for Phi-Technologies located in Oklahoma City, Oklahoma.

BOARD OF DIRECTORS MEETINGS

     The Board of Directors of the Company held 13 meetings during the fiscal year ended August 31, 1998 and took action by unanimous written consent on 47 occasions. Each incumbent director attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the fiscal year ended August 31, 1998 (held during the period for which he has been a director) and (b) the total number of meetings held by all committees of the Board of Directors on which he served during the fiscal year ended August 31, 1998 (held during the period that he served).

     All directors hold office until the next annual meeting of stockholders of the Company and the election and qualification of their successors. Officers are appointed by, and serve at the discretion of, the Board of Directors.

COMMITTEES

     The Board of Directors has established an Audit Committee, a Compensation Committee and a Stock Option Committee. The Board of Directors has no nominating committee. Selection of nominees for the Board of Directors is made by the entire Board of Directors.

     The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews the Company's financial statements for each interim period, and reviews and evaluates the Company's internal audit and control functions. The Audit Committee currently consists of Messrs Paisley, Mora and McDonald. The Audit Committee held 3 meetings during the fiscal year ended August 31, 1998.

     The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee currently consists of Mr. McKeever, Ms. Tapie and Mr. Mora. The Compensation Committee held 2 meetings during the fiscal year ended August 31, 1998.

     The Stock Option Committee selects the persons entitled to receive options under the Company's Stock Option Plan and establishes the number of shares, exercise price, vesting period and other terms of the options granted under the 1994 Stock Option Plan and the 1997 Stock Option Plan. The Stock Option Committee consists of Messrs. McKeever and Wright. The Stock Option Committee did not meet during the fiscal year ended August 31, 1998.

DIRECTORS' COMPENSATION

     The Company's outside directors receive $500 per meeting of the Board of Directors and $250 per meeting of any committee of the Board of Directors. In addition, each member of the Board of Directors received options on August 28, 1998 to purchase up to 15,000 shares of the Company's Common Stock at $3.00 per share, the then closing price of the Company's Common Stock. Effective August 28, 1998, options to purchase up to an aggregate of 50,000 shares of the Company's Common Stock that were granted to the Company's outside directors at various times between March 1997 and June 1998 pursuant to the Company's 1994 and 1997 Stock Option Plans were canceled without consideration.

COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING RULES

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's executive officers and directors and persons who beneficially own more than 10% of a registered class of the Company's Common Stock ("reporting persons") to file initial reports of ownership and reports of changes in ownership with the SEC. Such reporting persons are required by SEC regulations to furnish the Company with copies of all such reports that they file.

     Based solely upon a review of copies of such reports furnished to the Company during its fiscal year ended August 31, 1998 and thereafter, or any written representations received by the Company from reporting persons that no other reports were required, the Company believes that, during the Company's 1998 fiscal year, all Section 16(a) filing requirements applicable to the Company's reporting persons were complied with except that Mr. Behrens, the Company's Chairman and Chief Executive Officer, inadvertently failed to file on a timely basis a Form 4 with respect to purchases of an aggregate of 3,800 shares in October 1998; Gene Tidgewell, the Chief Financial Officer and Treasurer and a Vice President of the Company, failed to file on a timely basis a Form 4 with respect to the repricing of a stock option; Mike McDonald, a director of the Company, failed to file on a timely basis a Form 4 with respect to his purchase of 3,000 shares in September 1998; Marlin McKeever, a director of the Company, failed to file on a timely basis a Form 4 with respect to his wife's purchase of 1,000 shares in December 1997; and each member of the Board of Directors inadvertently failed to file on a timely basis Form 4s with respect to a grant to each member on August 28, 1998 of options to purchase up to 15,000 shares of the Company's Common Stock. In December 1998, each of these persons filed late Form 4s reflecting these transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 21, 1999, certain information with respect to (i) each director of the Company, (ii) the Named Executives (as defined under the heading "Executive Compensation" below) and (iii) all directors and executive officers of the Company as a group. Other than as described below, no other person is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock. The information with respect to each person specified is as supplied or confirmed by such person or based upon statements filed with the Commission. Each person set forth below is a director of the Company.



    NAME AND ADDRESS                        TITLE OF              AMOUNT AND NATURE OF                    PERCENT
   OF BENEFICIAL OWNER                       CLASS                BENEFICIAL OWNERSHIP (1)                OF CLASS
   -------------------                      --------              ------------------------                --------

Fred H. Behrens(2)                      Common Stock                       1,051,291                       13.09%
52300 Enterprise Way
Coachella, California 92236

Robert A. Wright(3)                     Common Stock                         864,507                       10.86%
52300 Enterprise Way
Coachella, California 92236

H. Glen Leason(4)                       Common Stock                         103,670                        1.32%
77-955 Calle Arroba                     Series A Preferred Stock              18,900                        2.53%
La Quinta, California 92253

Marlene Tapie(5)                        Common Stock                          89,167                          *
52300 Enterprise Way
Coachella, California 92236

Eugene W. Tidgewell(6)                  Common Stock                          20,000                          *
52300 Enterprise Way
Coachella, California 92236

Mike McDonald                           Common Stock                           3,000                          *
52300 Enterprise Way
Coachella, California 92236

Marlin McKeever(7)                      Common Stock                           1,000                          *
52300 Enterprise Way
Coachella, California 92236

Dale Paisley                                    __                                __                         __
52300 Enterprise Way
Coachella, California 92236

Richard Mora                                    __                                __                         __
52300 Enterprise Way
Coachella, California 92236

All Directors and Executive             Common Stock                       2,135,135                       25.74%
Officers as a group                     Series A Preferred Stock              18,900                        2.53%
(10 persons)(8)


---------------
*  Represents less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after April 15, 1999, are deemed to be outstanding in calculating the percentage ownership of a person or group but are not deemed to be outstanding as to any other person or group.

(2) Includes 583,681 shares of Common Stock held by Behrens Partners, Ltd., a family limited partnership controlled by Mr. Behrens. Also includes (i) 207,355 shares of Common Stock held in escrow on behalf of Mr. Behrens,
     (ii) 13,300 shares held in an IRA account, and (iii) 246,955 shares of Common Stock underlying options.
(3) Includes (i) 110,654 shares of Common Stock held by Wright Family Partners, Ltd., a family limited partnership controlled by Mr. Wright, (ii) 447,533 shares of Common Stock held in escrow on behalf of Mr. Wright, (iii) 130,392 shares held in an IRA account, and (iv) 175,928 shares of Common Stock underlying options.
(4) Includes 34,020 shares of Common Stock underlying 18,900 shares of Series A Preferred Stock and 69,650 shares of Common Stock held in an IRA account.
(5)  Includes 31,250 shares of Common Stock underlying options.
(6)  Represents 20,000 shares of Common Stock underlying options.
(7) Represents 1,000 shares held by Mr. McKeever's wife, over which Mr. McKeever disclaims beneficial ownership.
(8) Includes 476,633 shares of Common Stock underlying options and 34,020 shares of Common Stock underlying 18,900 shares of Series A Preferred Stock.

EXECUTIVE COMPENSATION

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company of the Company's Chief Executive Officer and the only other executive officer of the Company whose aggregate cash compensation exceeded $100,000 (collectively, the "Named Executives") during the fiscal years ended August 31, 1996, 1997 and 1998.

                           SUMMARY COMPENSATION TABLE

                                            Annual Compensation
                                ------------------------------------------------
                                                                   Other Annual
              Name and                             Salary          Compensation
         Principal Position          Year            ($)                ($)
         ------------------          ----          ------          -------------

         Fred H. Behrens             1998           152,500             15,864
         Chairman and Chief          1997           120,000              5,724
         Executive Officer           1996           120,000              8,994

         Robert A. Wright            1998           133,081             15,080
         President and Chief         1997           120,000             11,519
         Operating Officer           1996           120,000             23,038

----------

(1) Effective September 1, 1998, Messrs. Behrens and Wright agreed to reduce their annual salaries to $75,000.
(2) Includes premiums paid by the Company pursuant to $2.0 million key person insurance policies on each of the lives of Messrs. Behrens and Wright. According to the provisions of those policies, $2.0 million would be paid upon the death of either Messrs. Behrens or Wright, of which $1.0 million would be paid to the Company and $1.0 million would be paid to each insured's beneficiaries.

STOCK OPTION GRANTS IN 1998

     The following table sets forth information concerning individual grants of stock options made pursuant to the Company's 1997 Stock Option Plan during fiscal 1998 to each of the Named Executives. The Company has never granted any stock appreciation rights.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                   Individual Grants
                            --------------------------------------------------------------
                             Number of       Percent of
                            Securities         Total
                            Underlying        Options            Exercise
                              Options        Granted to          or Base
                              Granted        Employees in         Price         Expiration
             Name               (#)          Fiscal Year         ($/Sh)            Date
             ----           ----------       ------------        --------       ----------

       Fred H. Behrens        15,000            4.5%              $3.00            8/28/08

       Robert A. Wright       15,000            4.5%              $3.00            8/28/08


OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to the number of shares of the Company's Common Stock acquired upon exercise of options, the value realized therefor, the number of unexercised options at August 31, 1998 and the value of unexercised in-the-money options at August 31, 1998 for the Named Executives in the Summary Compensation Table above. The Named Executives did not hold any stock appreciation rights during fiscal 1998.


                                            FISCAL YEAR-END OPTION VALUES

                             Number of Securities         Value of Unexercised
                            Underlying Unexercised            in-the-Money
                              Options at Fiscal            Options at Fiscal
                                 Year-End(#)                  Year-End($)
                                 Exercisable/                 Exercisable/
             Name               Unexercisable              Unexercisable(1)
             ----           ----------------------        --------------------

      Fred H. Behrens           246,955/15,000                $345,737/$0

      Robert A. Wright          175,928/15,000                $246,299/$0

----------

(1) Based upon the closing price of the Company's Common Stock on August 28, 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Between 1981 and 1986, the Company, in its capacity as general partner and/or placement agent, raised approximately $200 million in private placement syndications. This syndication activity resulted in the formation of approximately 137 limited partnerships, which acquired real estate for agribusiness or development and resale purposes. Partnership liquidations have reduced this total to 14 limited partnerships as of August 31, 1998. The Company expects that all but five of the limited partnerships will file final tax returns for calender 1998 pursuant to liquidation plans that are now in process, and that the remaining five partnerships will be terminated in fiscal 1999.

     As a result of the liquidation of various partnerships, the Company acquired much of the acreage of those liquidated partnerships for (i) payment of promissory notes payable to the Company from those liquidated partnerships, (ii) Common Stock of the Company, (iii) preferred stock of the Company, or (iv) purchase money promissory notes from the Company. Much of the Company's business during fiscal 1998 consisted of managing the (a) operating vineyard properties acquired from those liquidated partnerships and (b) remaining affiliated limited partnerships. Therefore, much of the Company's revenues during fiscal 1998 were derived from agribusiness land management and management of land acquired for development or resale, activities which are planned to be discontinued pursuant to the Plan. The Company also was eligible to participate in any appreciation, subject to certain provisions relating to limited partners' returns, realized in the sale of land acquired for development or resale.

     Pursuant to the Company's management relationship with the remaining affiliated limited partnerships, those partnerships were indebted to the Company during fiscal 1998 in the form of promissory notes, accounts receivable and other advances. Accounts receivable by the Company from limited partnerships consisted primarily of costs incurred by the Company on behalf of those limited partnerships and advances to those limited partnerships. Those costs and advances totaled $9,091,834 at August 31, 1998, are due on demand, and are without interest. The Company has promissory notes and advances payable to the limited partnerships occurring from farming activities. On August 31, 1998, the advances and notes payable to related parties were $1,614,558 and $2,409,469, respectively, compared with $620,000 of advances and $2,196,027 of notes payable at August 31, 1997. The August 31, 1998 balance sheet includes an unsecured promissory note payable in November 1998 to an employee in the amount of $370,189, with interest at 8% during fiscal 1998.

     On November 30, 1995, the Company acquired a 50% interest in PS III Farms, L.L.C., which leases 6,490 acres to one of the limited liability company members which is not affiliated with the Company. The lease expires September 30, 1999 and has a renewal option with terms subject to mutual agreement. The primary crop grown on the farm is potatoes. Consistent with the Plan, the Company intends to sell its 50% interest to its partner during fiscal 1999, and negotiations are in process.

     The Company holds a 99% ownership interest in Las Palomas Country Club Estates LLC, a California limited liability company, which acts as the development entity for the golf course owned by Lake Valley Realty Partners, an affiliated partnership ("Lake Valley"), and a residential building lot development in Texas which is owned by Lake Valley. Fred H. Behrens, Chairman, Chief Executive Officer, director, and principal shareholder of the Company holds a 1% ownership interest in Las Palomas Club Estates LLC. The Company also holds a 99% ownership interest in AMCOR Builders LLC, which manages the construction operations of the Company in Texas. Robert A. Wright, President, Chief Operating Officer, director and principal shareholder of the Company holds a 1% ownership interest in AMCOR Builders LLC. The Company holds a 99% ownership interest in AMCOR Biomass Farms LLC. Enterprise Packing Company ("EPC") owns 442 limited partnership interests issued by Lake Valley. Mr. Behrens and Mr. Wright are the only general partners of Lake Valley and EPC. There are 2,600 limited partnership interests of Lake Valley presently issued and outstanding. Therefore, by attribution of their ownership interests in EPC, Messrs. Behrens and Wright jointly own 17% of the issued and outstanding limited partnership interests of Lake Valley.

     In December 1997, Messrs. Behrens and Wright agreed, at the lenders' request, to personally guarantee $4,250,000 of debt financing obtained by the Company from GMAC Credit Corporation and TexStar Bank in connection with the Las Palomas golf course/subdivision project. In consideration for the guarantee, the Company agreed to pay to Messrs. Behrens and Wright a loan guarantee fee in the aggregate amount of $212,500. Messrs. Behrens and Wright assigned to the Company their rights to this guarantee fee effective August 31, 1998 as described below.

     As of August 31, 1998, Messrs. Behrens and Wright had loaned the Company a total of $1,445,342, summarized as follow. Mr. Wright loaned the Company $140,158.50 as evidenced by an unsecured promissory note dated August 26, 1998, payable on December 31, 1999 with interest at 10% per annum. Wright Family Partners, Ltd., a family limited partnership controlled by Mr. Wright ("WFPL"), loaned the Company $400,000 as evidenced by an unsecured promissory note dated August 1, 1998, payable July 31, 1999 with interest at 12% per annum and an origination fee of $20,000. Mr. Behrens loaned the Company $815,184 as evidenced by an unsecured promissory note dated June 1, 1998, payable on December 31, 2001 with interest at 10% per annum. Mr. Behrens advanced the Company $90,000 as evidenced by an unsecured promissory note dated June 1, 1998 payable on December 31, 2001 with interest at 10% per annum accruing on (i) $40,000 from January 12, 1998, (ii) $25,000 from May 21, 1998 and (iii) $25,000 from May 22, 1998. The interest rate on each of these notes was reduced to 8% per annum effective August 31, 1998 as described below.

     The Company made advances to EPC during fiscal 1998 in the amount of $651,029. At August 31, 1998, $913,632 remained unpaid and outstanding. This debt was memorialized in an unsecured promissory note dated September 1, 1998 made by EPC in favor of the Company, payable on January 1, 2000 with interest at 8% per annum as described in the following paragraph.

     The Company entered into an agreement effective as of August 31, 1998 among the Company, EPC, Messrs. Behrens and Wright and WFPL. Pursuant to the agreement: (i) EPC assigned to the Company all right, title and interest in and to amounts due to EPC from Lake Valley in connection with the financing of the Las Palomas project; (ii) Messrs. Behrens and Wright assigned to the Company all right, title and interest in and to the $212,500 loan guarantee fee relating to the Las Palomas financing and in and to a $336,000 loan guarantee fee promised to Messrs. Behrens and Wright in April 1996 in connection with their agreement to guarantee certain restructured indebtedness relating to the 600-acre parcel of land located in Rancho California that was sold by the Company in August 1998; (iii) the amount due from EPC to the Company in connection with advances described in the preceding paragraph was reduced by the value of the rights assigned by EPC, Messrs. Behrens and Wright and WFPL as described in clauses (i) and (ii) above (the "Reduced EPC Debt"); (iv) the interest rates payable by the Company in connection with notes payable by the Company to each of Messrs. Behrens and Wright and WFPL as described above in this Item 12 were reduced to 8% per annum from rates of 10% and 12%; (v) the Reduced EPC Debt was memorialized in an unsecured promissory note dated September 1, 1998, payable on January 1, 2000 with interest at the rate of 8% per annum; (vi) Messrs. Behrens and Wright and WFPL agreed not to require repayment prior to January 1, 2000 of any amounts due under or in connection with the notes and advances referred to in clause (iii) above in excess of the Reduced EPC Debt; and (vii) the Company agreed not to require repayment prior to January 1, 2000 of amounts due under or in connection with the Reduced EPC Debt.

     Effective February 28, 1998, the Company retired an aggregate of 404,414 shares of Series B Preferred Stock that were issued to three affiliated limited partnerships as part of a transaction arranged by the Company pursuant to which the Company agreed to reduce the amount of debt owed to the Company by Lake Valley by $4,044,140 in exchange for the issuance by Lake Valley to the partnerships of promissory notes collateralized by a first priority security interest in certain real property owned by Lake Valley and the payment by Lake Valley to the Company of a financing fee of approximately $417,000. Subsequently, Lake Valley inadvertently failed to record the partnerships' security interest in the real property prior to the recordation by a third party of a security interest in the real property. In light of the inability of Lake

Valley to provide to the partnerships a first priority security interest in the real property, the Company rescinded the foregoing transactions and reissued the 404,414 shares of Series B Preferred Stock effective as of February 28, 1998. Each share of Series B Preferred Stock is convertible at any time at the option of the holder into one fully paid nonassessable share of the Company's Common Stock. In addition, each share of Series B Preferred Stock is automatically converted into one fully paid nonassessable share of Common Stock upon a change in control during any twelve month period or upon sale of all or substantially all of the assets of the Company.

     The Company previously rented its corporate headquarters and a table grape processing cold storage facility from EPC, a general partnership controlled by Messrs. Behrens and Wright, at an annual rental of $156,000, which was the same rate paid by EPC to the third party owner of the building. An agreement was reached with the third party owner of the building whereby effective as of November 1, 1998, the Company will rent the executive office space only directly from the third party owner of the building at a monthly rental of $3,000 for a two-year term, which agreement may be terminated by the Company with 90 days' advance written notice.

     H. Glen Leason has been a director of the Company since February 1999 and a Senior Vice President of Torrey Pines Securities since 1984. As a Senior Vice President at Torrey Pines Securities, prior to becoming a director of the Company Mr. Leason received from Torrey Pines Securities approximately $75,000 in gross commissions for assisting the Company in its September 1997 offering of shares of Series A 9% Convertible Preferred Stock.

     On October 22, 1998, the Company confirmed in writing to Mr. Leason the arrangement between the Company and Mr. Leason concerning the proposed sale or hypothecation of the Company's $10 million note receivable secured by the 600-acre parcel of land in Rancho California sold by the Company in August 1998. The arrangement allows for a 2% placement fee to be paid to Mr. Leason from the proceeds of the sale or hypothecation of the note if Mr. Leason's efforts to locate a suitable financing party are successful.

                              INDEPENDENT AUDITORS

                                  (Proposal 2)

     The Board of Directors has selected the certified public accounting firm of Kelly & Company to audit and comment on the Company's financial statements for the fiscal year ending December 31, 1999, and conduct whatever audit functions are deemed necessary pursuant thereto. Kelly & Company audited the Company's 1998 financial statements included in the 1999 Annual Report to Stockholders.

     It is anticipated that a representative of Kelly & Company will be present at the Annual Meeting and will be given the opportunity to make a statement, if desired, and to respond to appropriate questions, if any, concerning their engagement.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

                              STOCKHOLDER PROPOSALS

     Any proposals of security holders which are intended to be presented at next year's Annual Meeting must be received by the Company at its principal executive offices on or before January 25, 2000, in order to be considered for inclusion in the Company's proxy materials relating to that meeting.


                                  FORM 10-KSB

     A copy of the Company's Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission, is available without charge to the Company's stockholders upon written request to USA Biomass Corporation, 52300 Enterprise Way, Coachella, California 92236, Attention: Secretary.

                      USA BIOMASS CORPORATION COMMON STOCK

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of USA Biomass Corporation ("Company") hereby constitutes and appoints Fred H. Behrens, with the power to appoint his substitution, as attorney and proxy, to appear, attend and vote all of the shares of Common Stock of the Company standing in the name of the undersigned on the record date at the 1999 Annual Meeting of Stockholders of the Company to be held at the Miramonte Resort, 76-477 Highway 111, Indian Wells, California 92210, June 18, 1999, at 10:00 a.m. local time, and at any adjournment thereof, upon the following:

     1. To elect nine directors as follows:


        [ ]  FOR all nominees listed below,
             except as marked to the contrary below

        [ ]  WITHHOLD AUTHORITY to vote for
             all nominees listed below

     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list provided below.)

     Fred H. Behrens   Robert A. Wright   Eugene W. Tidgewell   Marlene A. Tapie

     Dale P. Paisley   Marlin T. McKeever  Richard Mora   Mike McDonald

                                 H. Glen Leason


     2. To consider and vote upon a proposal to ratify the appointment of Kelly & Company as independent auditors of the Company for the fiscal year beginning January 1, 1999.

         [ ]  FOR approval          [ ]  AGAINST approval          [ ]  ABSTAIN


     3. To vote in his discretion on such other business as may properly come before the meeting, or any adjournment thereof.


     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS INDICATED AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS. ALL OTHER PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED IN CONNECTION WITH THE ACTIONS PROPOSED ON THE REVERSE ARE HEREBY EXPRESSLY REVOKED. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY ISSUANCE OF A SUBSEQUENT PROXY OR BY VOTING AT THE ANNUAL MEETING IN PERSON.

     Please mark, date, sign and return this proxy promptly in the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                              DATED:____________________________

                                              __________________________________
                                              (Signature of Stockholder(s))

                                              __________________________________
                                              (Print Name(s) Here)

                                         [ ] PLEASE CHECK IF YOU ARE PLANNING TO
                                             ATTEND THE ANNUAL MEETING.